Exhibit 99.1

For Release: Wednesday, Jan. 15, 2014, 7 a.m. EST

GM Expects Profits to Rise in 2014 on New Vehicles
EBIT-adjusted expected to rise modestly on strength in the U.S. and China

DETROIT - General Motors Co. (NYSE: GM) forecasts modest global industry growth in 2014 driven by the United States, China and Europe. Based on this outlook and the introduction of key vehicles globally, the company expects its total earnings before interest and tax (EBIT) adjusted to be modestly improved with improved underlying operating performance more than offsetting increased restructuring expense. Additionally, the company said it expects EBIT adjusted margins will be similar to last year.

“We continue to perform well in the two most important markets in the world, the U.S. and China,” said GM CEO Mary Barra. “We’re taking advantage of our strength in these countries to restructure and make the investments necessary to grow profitably in other parts of the world.”

GM President Dan Ammann shared the outlook with investor analysts attending the Deutsche Bank 2014 Global Auto Industry Conference in Detroit.

Following 18 vehicle launches in 2013 in the U.S., the company will introduce 15 new or upgraded models in that market this year. In China, GM and its joint venture partners will introduce 17 new or upgraded models in 2014. The company also announced plans to open four additional plants in China through 2015, enabling production of up to 5 million units annually.

Vehicles being introduced in key markets globally in 2014 include the Chevrolet Silverado HD, Tahoe, Suburban, Colorado, Aveo and Sail; Cadillac ATS Coupe, CTS and Escalade; GMC Sierra HD, Yukon XL, Denali XL and Canyon.

Among key accomplishments for 2013, Ammann noted the following:

•	Executed successful global vehicle launches

•	Received most initial quality awards among automakers in 2013 J.D. Power and Associates Initial Quality Study

•	Improved revenue, EBIT-adjusted and margins

•
Announced GM International Operations restructuring including plans to discontinue Chevrolet’s mainstream presence in Western and Eastern Europe and transition to a national sales company in Australia with its Holden brand

•	Completed the acquisition of substantially all of Ally Financial’s international operations

•	Added to the S&P 500 index

•	Refinanced $4.5 billion in high-cost obligations, increasing financial flexibility

•	Achieved investment grade rating with Moody’s Investors Service

•	Monetized non-core assets including Ally and PSA ownership stakes

•	The U.S. Treasury divested its ownership stake

•	Announced senior leadership succession plan

“In 2014, our focus will remain on winning customers by delivering new vehicles with compelling value and outstanding quality,” Ammann said. “Our ongoing work to transform our company into a formidable competitor in every market we serve will continue unabated.”

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com

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CONTACT:
Tom Henderson
GM Financial Communications
313-410-2704
tom.e.henderson@gm.com

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; the overall strength and stability of our markets, particularly Europe; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.